Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 29% revenue increase

LANSING, Mich., Jan. 6, 2005 – Neogen Corporation (Nasdaq: NEOG) today announced that second quarter revenues increased 29% to $17,133,000 from $13,246,000 in the prior year. Net income per share rose to $0.20 in the second quarter after deducting a non-recurring expense of $0.03 per share.

Year-to-date revenues for the first six months of Neogen’s 2005 fiscal year were $32,345,000 — an increase of 27% compared to the prior year’s same six-month period. Year-to-date, net income increased to $3,256,000, or $0.38 per share from $0.34 in the prior year. The non-recurring expense of $0.03 per share was the result of consolidating Neogen’s Acumedia dehydrated culture media operations previously located in Baltimore, Md., into renovated facilities adjacent to the company’s Lansing, Mich., headquarters.

The quarter is the 47th consecutive profitable quarter from operations for the company, and the 52nd quarter of the past 56 quarters to show increased revenues.

“We are very proud to continue to report growth during a quarter when we made major changes in media manufacturing and shipping activities as part of our overall plan to streamline operations for future growth,” said James Herbert, Neogen’s president. “Every one of our operating groups reported sales increases compared to the prior year quarter—including Acumedia, which was in the midst of consolidation during the quarter. We are also very pleased that the market rewarded our consistent record of success with a calendar year stock price high as 2004 drew to a close.”

Neogen’s Animal Safety Division led the company’s second quarter revenue increase, with sales up 58% from FY 2004. The division’s revenues were up 54% for the current fiscal year’s first six months. Sales of Hacco rodenticides and Hess & Clark agricultural disinfectants, acquired in November 2003, added substantially to Neogen’s Animal Safety revenues. The division’s vaccine to prevent equine botulism and immune stimulants used to treat equine respiratory ailments paced same-store growth. Sales of veterinary instruments continue to experience solid growth across many product lines, including disposable needles and syringes, and patented detectable livestock needles. Neogen’s continued focus on increasing its share of the veterinary instruments business with large North American farm and ranch retailers also contributed to the division’s strong growth.

“In calendar year 2004, we committed substantial manpower and financial resources to integrate the Hacco and Hess & Clark acquisitions, consolidate our Chicago and Baltimore operations, and purchase and renovate facilities throughout Neogen,” said Lon Bohannon, Neogen’s chief operating officer. “We are excited about the contribution these improvements will make toward future growth, and also feel good that we were able to report solid quarter-to-quarter performance during calendar 2004 as well.”

Neogen’s Food Safety Division revenues increased 5% in the fiscal year’s second three months as compared to the same period of the prior year. The division’s quarterly revenues were bolstered by a sizable increase in sales to Brazil. Neogen’s test was recently named the official test to be used by the Brazilian government to detect the CP4 genetic modification in soybeans. The demand for CP4 test kits in the South American country is fueled by the requirement of the majority of importers of Brazilian soybeans that the crop is certified to be GMO-free.

The sales to Brazil, along with substantial increases in international sales of rodenticides and other Neogen products, drove the company’s year-to-date revenues from international sources to 27% of total revenues, from 24% for the comparable six months in the prior year. Growing revenues from international sources is one of Neogen’s key growth strategies. Industry experts estimate that the total international market for food and animal safety products is at least twice the domestic market.

In October, Neogen acquired the distribution business of BiologischeAnalysensysteme GmbH (BAG), a company based in Lich, Germany. BAG has been a distributor of Neogen food safety products in Germany. BAG’s revenues for the past 12 months were approximately $600,000 (U.S.). Distribution of Neogen food safety products in Germany is managed from Neogen Europe Ltd., which is headquartered in Scotland.

In 2004, Neogen expanded its Neogen Europe Ltd. facilities in Ayr, Scotland, to better handle direct sales to England, Scotland, Ireland and France, and better support its network of distributors throughout the EU. In November, Neogen Europe introduced two new tests to detect hazardous toxins in grains, wine, nuts and coffee. Marketing has begun in Europe and the products will soon be available in the United States and other worldwide markets. The diagnostic tests for aflatoxin and ochratoxin were developed by scientists at Neogen’s European headquarters, which maintains independent research activities for plant diseases and other tests of particular interest to the European market.

On Dec. 28, Neogen attracted world-wide attention when President Herbert rang the opening bell of the Nasdaq Stock Market in New York to celebrate Neogen’s 15th anniversary of being listed on the market. In coordination with the Nasdaq appearance, Mr. Herbert appeared on CNBC’s Wall Street-based Squawk Box program.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2004	2003	2004	2003
Revenue
Food Safety	$7,476	$7,130	$14,676	$14,028
Animal Safety	9,657	6,116	17,669	11,451
Total revenue	17,133	13,246	32,345	25,479
Cost of sales	9,039	6,243	16,746	12,216
Gross margin	8,094	7,003	15,599	13,263
Other expenses
Sales & marketing	3,473	2,803	6,679	5,726
Administrative	1,529	1,268	2,680	2,055
Research & development	711	652	1,429	1,328
Total other expenses	5,713	4,723	10,788	9,109
Operating income	2,381	2,280	4,811	4,154
Other revenue	191	64	180	172
Income before tax	2,572	2,344	4,991	4,326
Income tax	900	801	1,735	1,481
Net income	$1,672	$1,543	$3,256	$2,845
Net income per diluted share	$0.20	$0.19	$0.38	$0.34
Other information:
Shares to calculate per share	8,521	8,302	8,494	8,260
Depreciation & amortization	$463	$316	$897	$618
Interest expense	29	—	53	—
Gross margin (% of sales)	47.2%	52.9%	48.2%	52.1%
Operating income (% of sales)	13.9%	17.2%	14.9%	16.3%
Revenue increase vs. FY 2004	29.3%		26.9%
Net income increase vs. FY 2004	8.4%		14.4%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2004	31-May 2004
Assets
Current assets
Cash & investments	$1,552	$1,696
Accounts receivable	11,428	9,924
Inventory	12,367	12,374
Other current assets	2,213	2,281
Total current assets	27,560	26,275
Property & equipment	12,138	10,952
Goodwill & other assets	23,435	22,748
Total assets	$63,133	$59,975
Liabilities & Stockholders’ Equity
Current liabilities	$6,394	$5,656
Other long-term liabilities	5,032	6,477
Stockholders’ equity—shares outstanding 8,101 in Nov. & 8,010 in May	51,707	47,842
Total liabilities & stockholders’ equity	$63,133	$59,975

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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